Exhibit 10.2

August 16, 2012

Philip Weisberg

FX Alliance Inc.

909 Third Avenue

10th Floor

New York, New York 10022

Dear Phil:

FXall has made some commitments to you about bonuses, and we want to put them in writing.  In recognition of your achievements in the first half of 2012 and continued commitment towards helping FXall reach its objectives, I am very pleased to advise you of the following:

•                  You will be entitled to receive a discretionary bonus for the calendar year 2012 of $1,800,000 (USD) (the “Discretionary Target Bonus”), as more fully described in the bullets below.

•                  The bonus described in this letter will be paid to you on or before the 50th day following the Closing Date (as defined in the Agreement and Plan of Merger with Thomson Reuters Corporation and certain of its subsidiaries) (the “Payment Date”).

•                  To be eligible to receive the bonus described in this letter, you must remain an employee in good standing and have not tendered your resignation on or prior to the Payment Date.  However, if you are terminated as a direct consequence of the merger agreement between FXall and Thomson Reuters (i.e., not because of performance or for cause) prior to the Payment Date, you will receive $1,800,000 (USD) in the first practical payroll after your last date of employment.

•                  In the event of your termination in circumstances which would give rise to severance benefits under your Employment Agreement, as amended (your “Employment Agreement”), that, in part, contemplate payment of a pro-rata portion of your 2012 bonus, then payment of the full Discretionary Target Bonus as contemplated above shall be deemed to have satisfied the payment of such pro-rata portion of your 2012 bonus. For the avoidance of doubt, benefits that contemplate payment of a pro-rata portion of your 2012 bonus include the payments contemplated in Section 6.f.(ii)(B) and in Section 6.f.(iv)(E) of your Employment Agreement.

Once again, thank you for all your accomplishments and your contribution in building FXall to the company it is today.

Regards,

/s/ Robert Trudeau

Robert Trudeau
Director
Chairman of the Compensation Committee

AGREED TO AND ACKNOWLEDGED:

/s/ Philip Z. Weisberg
Philip Z. Weisberg